Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of United Benefits and Pension Services Inc. (a development stage enterprise) on Form S-1 of our report dated August 22, 2007, with respect to our audits of the consolidated financial statements of Associated Third Party Administrators and Subsidiary as of April 30, 2007 and 2006 and for the years ended April 30, 2007, 2006 and 2005, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum & Kliegman LLP
New York, New York
March 28, 2008